Exhibit 11

McCurdy & Associates
CPA"s, Inc.




           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 1 to the Registration Statement for Longboat Trust of all references to our firm included in or made a part of this Amendment.



McCurdy & Associates CPA"s, Inc.
March 29, 1999